Exhibit to Item 77Q3(a)(i)

The registrant's principal executive officer and principal financial officer evaluated the registrant's disclosure controls and procedures (as defined in rule 30a-2(c) under the Investment
Company Act of 1940) on February 24, 2003 and concluded that such disclosure controls and procedures are effective.

Exhibit to Item 77Q3(a)(ii)

There were no significant changes in the registrant's internal controls or in other factors that could significantly affect these controls subsequent to the date of the evaluation made by the chief executive officer and chief financial officer of the registrant of those controls on February 24, 2003.